UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2012

SUNOVIA ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

106 Cattlemen Rd., Sarasota, Florida 34232
(Address of principal executive offices) (zip code)

941-751-6800
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;Compensatory Arrangements of Certain Officers

On April 24, 2012, Burton "Skip" Sack was appointed as a member of the Board of Directors of Sunovia Energy Technologies, Inc. (the “Company”).   There are no understandings or arrangements between Mr. Sack and any other person pursuant to which he was appointed as a director. Mr. Sack presently does not serve on any Company committee but may do so in the future.  Mr. Sack does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Sack has never entered into a transaction, nor is there any proposed transaction, between Mr. Sack and the Company, except as set forth below.  In consideration of the services to be rendered by Mr. Sack as a director, Mr. Sack was issued a Nonstatutory Stock Option to acquire 5,000,000 shares for a period of ten years at an exercise price of $0.03 per share of which 25% shall vest one year from the date of grant and 8.33% of such option shall vest during the nine quarters thereafter.

Burton "Skip" Sack served in the United States Marine Corps in Japan, Korea and Okinawa, and received an honorable discharge in 1957 with the rank of Sergeant. In 1961, Sack graduated with distinction from Cornell University with a Bachelor of Science degree. Upon graduation, Sack began his business career with Howard Johnson's as an Advertising Assistant, and in 1981 Mr. Sack was appointed as Senior Vice President of Howard Johnson. Through a leveraged buyout, Mr. Sack acquired the Red Coach Grill Division of Howard Johnson's, a chain of 15 dinner house restaurants.

In 1984, Mr. Sack gained the New England franchise rights for Applebee's Neighborhood Grill and Bar Restaurants, and in 1986 opened the first Applebee's in the New England area in Newton, Massachusetts. In October, 1994, Mr. Sack merged his company  with Applebee's International, Inc., the franchisor. At the time of the merger, Mr. Sack's company, Pub Ventures of New England, Inc., operated 14 Applebee's restaurants in four New England States and had two under construction. Upon completion of the merger, Mr. Sack became the Executive Vice President of Applebee's International, Inc. and joined the company's board of directors. He is a former Board member of several other restaurant chains.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOVIA ENERGY TECHNOLOGIES, INC.

Dated: April 25, 2012	By:	/s/ Mel Interiano
Name: Mel Interiano
Title: Chief Executive Officer